UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
November 25, 2014
Date of Report (Date of earliest event reported)

INFOBLOX INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35507	20-0062867
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3111 Coronado Drive Santa Clara,		95054
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (408) 986-4000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 25, 2014, Infoblox Inc. (the “Company”) announced the appointment of Jesper Andersen as President and Chief Executive Officer and a director of the Company. These appointments are effective December 8, 2014 and were made in connection with Robert D. Thomas’ previously disclosed decision to step down as the Company’s President and Chief Executive Officer. Mr. Thomas will step down from those positions concurrently with Mr. Andersen’s appointment and serve as a director of the Company through the Company’s 2014 Annual Meeting of Stockholders, when his term ends.
Prior to joining the Company, from September 2008 to November 2013, Mr. Andersen, age 51, served in a number of roles at Cisco Systems, Inc., including as senior vice president for network management for his first three years at Cisco and most recently as senior vice president and general manager of the company’s service provider video business unit from October 2011 to November 2013. From February 2005 to August 2008, Mr. Andersen served as senior vice president of application strategy at Oracle Corporation. Previously, he served as general manager and group vice president for tools and technology at PeopleSoft Inc. from 2003 until it was acquired by Oracle in February 2005. Mr. Andersen has a master’s degree in computer science from Aalborg University.
Mr. Andersen’s offer letter, dated November 15, 2014, provides for an initial annual base salary of $525,000, on-target incentive pay of $525,000 and eligibility under the Company’s benefits plans. Under his offer letter, the Company agreed to enter into its standard form of Indemnity Agreement for officers and directors and a Change in Control Severance Agreement that provides for, among other things, payment of his base salary for 12 months in the event a qualifying termination occurs more than two months prior to or more than 12 months after a qualifying change in control of the Company or, in the event the qualifying termination occurs within two months prior to or within 12 months after a qualifying change in control of the Company, his base salary and target bonus for 12 months. It also provides for acceleration of vesting with respect to all equity awards by up to an additional 12 months in the event the qualifying termination occurs more than two months prior to or more than 12 months after a qualifying change in control of the Company and full acceleration in the event the qualifying termination occurs within two months prior to or within 12 months after a qualifying change in control of the Company. The foregoing descriptions are qualified in their entirety by the full text of Mr. Andersen’s offer letter and Change in Control Severance Agreement which are filed as Exhibits 10.1 and 10.2 to this Current Report on From 8-K and the form of Indemnity Agreement, which was filed as Exhibit 10.1 to the Company’s Form S-1 (Registration No. 333-178925) filed on April 9, 2012, each of which is incorporated by reference herein.
In addition, Mr. Andersen will be granted a stock option to purchase 300,000 shares of the Company’s common stock at a price per share equal to the closing price on the date of grant (the “Option”) and 250,000 restricted stock units (the “RSUs”), each pursuant to the terms of the Company’s 2012 Equity Incentive Plan. The Option and RSUs will be subject to the standard terms and conditions of the Company’s form of applicable award agreement. The Option will vest as to 25% at the end of Mr. Andersen’s first anniversary with the Company and the remaining 75% of the Option will vest in equal monthly installments over the 36 months thereafter. The RSUs will vest as to 25% at the end of Mr. Andersen’s first anniversary with the Company and the remaining 75% of the RSUs will vest in equal installments over the next six semi-annual periods thereafter.
There are no arrangements or understandings between Mr. Andersen and any other persons pursuant to which he was selected as a director, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404 (a) of Regulation S-K.
In connection with the foregoing, Mr. Thomas agreed that he would serve through March 15, 2015 (the “Transition Period”) as an Executive Advisor to the Company following Mr. Andersen’s appointment as the Company’s President and Chief Executive Officer. During the Transition Period, Mr. Thomas shall receive an annual base salary of $435,000, shall remain eligible to receive a quarterly bonus targeted at $87,000 and shall continue to have eligibility under the Company’s benefits plans. Thereafter, Mr. Thomas shall be eligible to continue his existing health benefits under COBRA. The Company shall extend the exercise period of Mr. Thomas’ vested options to 12 months after March 15, 2015.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description of Exhibit
10.1	Offer Letter to Jesper Andersen from the Company, dated November 15, 2014
10.2	Form of Change in Control Severance Agreement by and between Jesper Andersen and the Company
99.1	Press release announcing the appointment of Jesper Andersen as President and Chief Executive Officer, dated November 25, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFOBLOX INC.

Date: November 25, 2014	By:	/s/ Remo Canessa
Remo Canessa
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1	Offer Letter to Jesper Andersen from the Company, dated November 15, 2014
10.2	Form of Change in Control Severance Agreement by and between Jesper Andersen and the Company
99.1	Press release announcing the appointment of Jesper Andersen as President and Chief Executive Officer, dated November 25, 2014.